Exhibit 99.1

Petroleum Helicopters, Inc. Announces Public Offering of Non-Voting Common Stock

LAFAYETTE, La.—(BUSINESS WIRE)—May 23, 2005—Petroleum Helicopters, Inc. (“PHI”) (Nasdaq: PHEL) (Nasdaq: PHELK) announced today that it plans to sell 3,500,000 shares of non-voting common stock pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The underwriters have the option to purchase up to 525,000 additional shares of non-voting common stock to cover over-allotments, if any. UBS Securities LLC will act as sole book-running manager and joint lead manager with Lehman Brothers Inc. for the offering. Howard Weil Incorporated and Simmons and Company International will act as co-managers for the offering.

PHI intends to use substantially all of the net proceeds from the offering toward the expansion of its aircraft fleet. In addition, PHI will use a portion of the net proceeds from the offering to repay the indebtedness outstanding under its revolving credit facility, a significant portion of which was incurred to purchase new aircraft.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York, 10019, Phone: (212) 821-3884, or from any of the other underwriters.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in PHI’s filings with the Securities and Exchange Commission.

PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical programs and the third-party maintenance business. PHI’s non-voting common stock and voting common stock is traded on The Nasdaq National Market System (symbols PHELK and PHEL).

Contacts:

Petroleum Helicopters
Michael J. McCann, 337-235-2452